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                                                                      EXHIBIT 11

QWEST COMMUNICATIONS INTERNATIONAL INC.
AND SUBSIDIARIES

COMPUTATION OF PER SHARE INCOME (LOSS)

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)
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                                                  Three Months Ended      Nine Months Ended
                                                     September 30,          September 30,
                                                 --------------------    --------------------
                                                    1997       1996        1997       1996
                                                 ---------   --------    --------   ---------
Net income (loss) to common stockholders         $  12,651   $  3,454    $  2,263   $  (8,901)

Total weighted average number of shares of
  common stock outstanding:
   Weighted average number of shares of common
    stock outstanding                              105,812     86,500      93,945      86,500
   Common stock issuable under Growth Share
    Plan                                                 -      1,658           -       1,658
                                                 ---------   --------    --------   ---------
Total weighted average number of shares of
  common stock outstanding                         105,812     88,158      93,945      88,158

Net income (loss) per share                      $    0.12   $   0.04    $   0.02   $   (0.10)
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